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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                   FORM 8-A/A
                                 AMENDMENT NO. 2

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                               THE AES CORPORATION

             (Exact Name of Registrant as Specified in Its Charter)
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
                         DELAWARE                                                   54-1163725
         (State of Incorporation or Organization)                      (I.R.S. Employer Identification No.)

                  1001 NORTH 19TH STREET
                      ARLINGTON, VA                                                    22209
         (Address of Principal Executive Offices)                                   (Zip Code)

If this form relates to the registration of a class of        If this form relates to the registration of a class of
securities pursuant to Section 12(b) of the Exchange Act      securities pursuant to Section 12(g) of the Exchange Act
and is effective pursuant to General Instruction A.(c),       and is effective pursuant to General Instruction A.(d),
please check the following box. / /                           please check the following box. / /

Securities Act registration statement file number to which this form relates:
                                                                              -----------------
                                                                               (If applicable)
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Securities to be registered pursuant to Section 12(b) of the Act:

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                   Title of Each Class                                  Name of Each Exchange on Which
                   to be so Registered                                    Each Class is to be Registered
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
          Common Stock, par value $.01 per share                            New York Stock Exchange
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Securities to be registered pursuant to Section 12(g) of the Act:

                                (Title of Class)
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     As the Registrant has increased the number of authorized shares of capital stock in its Sixth Restated Certificate of Incorporation (attached hereto as Exhibit 1), the Registrant hereby amends the following items, financial statements, exhibits or other portions of its Registration Statement on Form 8-A as set forth below:

ITEM 1:   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

                          DESCRIPTION OF CAPITAL STOCK

     Under its certificate of incorporation (the "Certificate of Incorporation"), the Registrant is authorized to issue 1,200,000,000 shares of common stock, par value $.01 per share, and 50,000,000 shares of preferred stock, no par value.

COMMON STOCK

     As of May 1, 2000, there were 207,770,572 shares of common stock outstanding.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably dividends as may be declared from time to time by the Registrant's board of directors out of funds legally available to pay dividends. If the Registrant liquidates its business, the holders of common stock are entitled to share ratably in all assets after it pays its liabilities and the liquidation preference of any outstanding preferred stock. The common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and non-assessable.

     The transfer agent for the common stock is EquiServe.

PREFERRED STOCK

     As of May 1, 2000, there were no shares of Preferred Stock outstanding.

     The Registrant's board of directors has the authority to issue preferred stock in one or more classes or series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, exchange rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any class or series or the designation of such class or series, without any further action by the stockholders. Preferred stock, if issued, will not be entitled to any preemptive or similar rights.

DESCRIPTION OF CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND
BY-LAWS

     The Registrant's Certificate of Incorporation and By-Laws contain several provisions that may make the acquisition of control of the Registrant through a tender offer, open market purchases, a proxy fight or otherwise more difficult. Below is a description of certain of these provisions in the Certificate of Incorporation and By-Laws.

     SPECIAL MEETINGS OF STOCKHOLDERS. The By-Laws provide that, unless otherwise prescribed by law, special meetings of stockholders may be called by a resolution adopted by a majority of the entire board of directors, by the chairman of the board of directors or by the president. Only business as specified in the notice of stockholders of the special meeting shall be considered.

     STOCKHOLDER NOMINATION OF DIRECTORS. The By-Laws contain a procedure for stockholder nomination of directors. The By-Laws provide that any record owner of stock entitled to be voted generally in the election of directors may nominate one or more persons for election as a director at a stockholders meeting only if written notice is given to our secretary of the intent to make a nomination. The notice must be given, with respect to an



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annual meeting, not later than 90 days in advance of the annual meeting. With respect to a special meeting, the notice must be given not later than the close of business on the seventh day following the earlier of

     - the date on which notice of such special meeting is first given to stockholders and

     -    the date on which a public announcement of such meeting is first made.

     Each notice must include:

     - the name and address of each stockholder who intends to appear in person or by proxy to make the nomination and of the person or persons to be nominated;

     - a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming them) pursuant to which the nomination is to be made by the stockholder;

     - other information regarding each nominee proposed as would have been included in a proxy statement filed pursuant to Rule 14a-8 under the Exchange Act; and

     -     the consent of each nominee to serve if elected.

     The presiding officer of the meeting may refuse to acknowledge the nomination of any person not made in compliance with this procedure.

     The procedure for stockholder nomination of directors described above may have the effect of precluding a nomination for election of directors at a particular meeting if the required procedure is not followed.

     ELIMINATION OF LIABILITY; INDEMNIFICATION. Except as described below, the Certificate of Incorporation eliminates the liability of members of the board of directors to the Registrant or its stockholders for monetary damages resulting from breaches of their fiduciary duties as directors. Directors remain liable for breaches of their duty of loyalty to the Registrant or its stockholders, as well as for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law and transactions from which a director derives improper personal benefit. The Certificate of Incorporation also does not release directors of liability under Section 174 of the Delaware General Corporation Law (the "GCL"), which makes directors personally liable for unlawful dividends or unlawful stock repurchases or redemptions if the unlawful conduct is willful or results from negligence.

     Under the By-Laws, and in accordance with Section 145 of the GCL, the Registrant shall indemnify to the fullest extent permitted by the GCL any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding. These include civil, criminal, administrative or investigative proceedings by reason of the fact that the person is or was a director or officer of or employed by the Registrant, or is or was serving in that capacity or as an agent at the request of the Registrant for another entity. This indemnification covers expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of an action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the Registrant's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. The Registrant will indemnify persons in a derivative action under the same conditions, except that no indemnification is permitted without judicial approval if the person is adjudged to be liable to us in the performance of his or her duty. Derivative actions are actions by the Registrant or in its right to procure a judgment in its favor. Agents of the Registrant may be similarly indemnified at the discretion of the board of directors.

     Under Section 145 of the GCL, a similar duty of care is applicable in the case of derivative actions, except that indemnification only extends to expenses incurred in connection with the defense or settlement of a derivative action and then, where the person is adjudged to be liable to us, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which the action was brought determines that the person is fairly and reasonably entitled to the indemnity and only for those expenses as the court deems proper.

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     Pursuant to the By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by the Registrant. However, these advances will only be made if the indemnified person undertakes to repay all advanced amounts if it is determined that the person is not entitled to indemnification.

     In addition, under the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Registrant or of another corporation against any liability arising out of the person's status as such director, officer, employee or agent whether or not the Registrant would have the power to indemnify such person against such liability under the provisions of the By-Laws. The Registrant maintains directors' and officers' insurance.

ITEM 2:   EXHIBITS

     The following exhibits have been filed with the Securities and Exchange
Commission:

     1.   Form of Common Stock Certificate (incorporated by reference to Exhibit
          4.1 to the Registration Statement on Form S-1 (File No. 333-95046)).

     2.   Sixth Restated Certificate of Incorporation of the Registrant.

     3. By-laws of the Registrant (incorporated by reference to the Registration Statement on Form S-1 (File No. 333-95046)).

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                                    SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                The AES Corporation

                                By:  /s/ WILLIAM LURASCHI
                                    -----------------------------------------
                                     Name: William Luraschi
                                     Title:   Vice President and General Counsel

Date:May 12, 2000


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                                Index to Exhibits
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   Exhibit No.                     Description                                      Sequentially
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                                                                                    Numbered Page
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
        1           Sixth Restated Certificate of Incorporation of the Registrant          7
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